Exhibit 10.4
A10 NETWORKS, INC.
2014 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
Unless otherwise defined herein, the terms defined in the A10 Networks, Inc. 2014 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, including the Notice of Stock Option Grant (the “Notice of Grant”), and Terms and Conditions of Stock Option Grant attached hereto as Exhibit A, the Appendix to Stock Option Agreement attached hereto as Exhibit B (the “Appendix”) and any other exhibits attached hereto (collectively, the “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT
Name ("Participant"):
Address:

A10 Networks, Inc. (the “Company”) has granted Participant an option (the “Option”) to purchase shares of the Company’s Common Stock (“Shares”), subject to the terms and conditions of the Plan and the Award Agreement, as follows:

Grant Number
Date of Grant
Vesting Commencement Date
Vesting Commencement Date
Number of Shares Granted
Exercise Price per Share	$
Total Exercise Price	$
Type of Option	________Incentive Stock Option
________Incentive Stock Option
Term/Expiration Date

Vesting Schedule:
Subject to Section 2 of the Terms and Conditions of Stock Option Grant or any provision regarding accelerated vesting set forth below or in the Plan, the Option will be exercisable, in whole or in part, in accordance with the following schedule:
[INSERT VESTING SCHEDULE]
Termination Period:
The Option will be exercisable for three (3) months after Participant ceases to be a Service Provider (as described in Section 2 of the Terms and Conditions of Stock Option Grant), unless such termination is due to Participant’s death or Disability, in which case the Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may the Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan.
By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, including all exhibits hereto, all of which are made a part of this document. Participant has reviewed the Plan and the Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and the Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	A10 NETWORKS, INC.
Signature	By

Print Name	Print Name

Address:	Title

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
Capitalized terms used but not defined in this Exhibit A shall have the same meanings assigned to them in the Plan and/or the Notice of Grant.
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Stock Option Agreement, including the Notice of Grant, these Terms and Conditions of Stock Option Grant (the “Option Terms”), the Appendix to the Stock Option Agreement attached hereto as Exhibit B (the “Appendix”) and any other exhibits attached hereto (the Notice of Grant, the Option Terms, the Appendix and any other exhibits attached hereto are referred to collectively herein as the “Award Agreement”), and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan will prevail.
(a)If Participant is a United States (“U.S.”) taxpayer, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). If designated in the Notice of Grant as an ISO, the Option is intended to qualify as an ISO under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, if the Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d), it will be treated as an NSO. Further, if for any reason the Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary of the Company, or any of their respective employees or directors, have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.
(a)    If Participant is a non-U.S. taxpayer, the Option will be designated as an NSO.
2.    Vesting Schedule.
(a)    Except as provided in this Section 2 or Section 3, the Option awarded by the Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of the Award Agreement, unless Participant will have been continuously a Service Provider (as described in Section 2(b) below) from the Date of Grant until the date such vesting occurs.
(b)    For purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date that Participant is no longer actively providing services to the Company or any Parent or Subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in the Award Agreement or determined by the Administrator, Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence).
3.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.    Exercise of Option.
(a)    Right to Exercise. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement. The period (if any) during which Participant may exercise the Option after Participant ceases to be a Service Provider will commence on the date Participant ceases to actively provide services to the Company or a Parent or Subsidiary of the Company and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence).
(b)    Method of Exercise. The Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit C or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan and the Award Agreement. The Exercise Notice must be completed by Participant and delivered to the Company and must be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and any Tax-Related Items (as defined in Section 6(a)) or evidence of arrangement for payment of such Tax-Related Items. The Option will be deemed to be exercised upon receipt by the Company of such fully-executed Exercise Notice accompanied by the aggregate Exercise Price and payment to satisfy or evidence of arrangements to satisfy all Tax-Related Items.
5.    Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:
(a)    cash;
(b)    check;
(c)    consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d)    if Participant is a U.S. Service Provider, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and any Tax-Related Items, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
6.    Taxes.
(a)    Responsibility for Taxes. Notwithstanding any contrary provision of the Award Agreement, no certificate representing the Exercised Shares will be issued to Participant unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) which the Company or the Parent or Subsidiary employing or retaining Participant (the “Employer”) determines must be withheld with respect to the Option or the Exercised Shares. In this regard, Participant acknowledges and agrees that:
(i)    Participant is ultimately responsible for all Tax-Related Items and Participant’s liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer, if any;
(ii)    the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon exercise of the Option and the receipt of any dividends;

(iii)    the Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result;
(iv)    the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if Participant is subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable; and
(v)    the Company may refuse to honor the Option exercise and refuse to deliver any Shares pursuant to such exercise if Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time of exercise.
(b)    Withholding of Taxes. Prior to the exercise of the Option, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment obligations of Tax-Related Items of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or more of the following methods:
(i)    withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;
(ii)    withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent from Participant;
(iii)    withholding otherwise deliverable Shares with a Fair Market Value equal to the minimum amount of Tax-Related Items that the Company and/or the Employer is required to withhold; and/or
(iv)    if Participant is a U.S. taxpayer, by surrender of other shares of Company common stock with a Fair Market Value equal to the amount of any Tax Related Items.
Alternatively, or in addition to the withholding methods above, if permissible under Applicable Laws, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy his or her obligations for Tax-Related Items, in whole or in part (without limitation) by delivery of cash or check to the Company or the Employer.
Depending on the method of withholding, the Company may withhold or account for Tax-Related Items by considering maximum or minimum applicable rates. If withholding is performed from proceeds from the sale of Shares acquired upon exercise of the Option, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case Participant will receive a cash refund of any over-withheld amount not remitted to applicable tax authorities on Participant’s behalf and Participant will have no entitlement to receive the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the portion of the Option that was exercised, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(c)    Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to U.S. federal income tax withholding by the Company on the compensation income recognized by Participant.
(d)    Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the fair market value of a share subject to such option on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) U.S. federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of the Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share Exercise Price that was less than the Fair Market Value of a Share on the Date of Grant, Participant will be solely responsible for Participant’s costs related to such a determination.
7.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER OF THE COMPANY OR A PARENT OR SUBSIDIARY OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THE AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
9.    Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:
(a)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(b)    all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(c)    Participant is voluntarily participating in the Plan;
(d)    the Option and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(e)    the Option and any Shares acquired under the Plan, and the income and value of the same, are not part of Participant’s normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(f)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(g)    if the underlying Shares do not increase in value, the Option will have no value;
(h)    if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by the Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(j)    in addition to subsections (a) through (i) above, the following provisions will also apply if Participant is a Service Provider outside the U.S.:
(i)the Option and the Shares subject to the Option, and the income and value from same, are not part of Participant’s normal or expected compensation or salary for any purpose;
(ii)none of the Company, the Employer, or any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise;
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider, or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Parent or Subsidiary of the Company, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Parent or Subsidiary of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data may include certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.
Participant understands that Data will be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the U.S. or elsewhere, and that a recipient’s country of operation (e.g., the U.S.) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the U.S., he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the U.S., he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.
12.    Address for Notices. Any notice to be given to the Company under the terms of the Award Agreement will be addressed to the Company at A10 Networks, Inc., 3 West Plumeria Drive, San Jose, CA 95134, or at such other address as the Company may hereafter designate in writing.
13.    Non-transferability of Option. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
14.    Successors and Assigns. The Company may assign any of its rights under the Award Agreement to single or multiple assignees, and the Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under the Award Agreement may only be assigned with the prior written consent of the Company.
15.    Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any U.S. federal, state, local or foreign law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.
16.    Interpretation. The Administrator will have the power to interpret the Plan and the Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Award Agreement.
17.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or any future awards that may be granted under the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.    Agreement Severable. In the event that any provision in the Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Award Agreement.
19.    Modifications to the Award Agreement. The Plan is established voluntarily by the Company, it is discretionary in nature, and the Company, in its discretion, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. Participant agrees to be bound by such termination, suspension or modification regardless of whether notice if given to Participant of such event. The Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option. Further, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by Participant and a duly authorized officer of the Company.
20.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by Participant or any other Participant.
21.    Governing Law and Venue. The Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Option or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the U.S. federal courts for the Northern District of California, and no other courts, where the Option is made and/or to be performed.
22.    Language. If Participant has received the Award Agreement or any other document related to the Option or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.
24.    Appendix. Notwithstanding any provision of the Award Agreement, the Option grant shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions to Participant is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the Award Agreement.
25.    Insider Trading. By participating in the Plan, Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to Participant). Further, Participant acknowledges that Participant’s country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that Participant is solely responsible for complying with such laws or regulations.

EXHIBIT B
APPENDIX TO STOCK OPTION AGREEMENT

Terms and Conditions
This Appendix includes additional terms and conditions that govern Participant’s participation in the Plan if Participant works and/or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes), or Participant transfers employment or residence to a different country after the Option is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to Participant.
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan, the Notice of Grant or the Option Terms.
Notifications
This Appendix also includes information regarding certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time Participant exercises the Option or sells any Shares acquired upon such exercise.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her individual situation.
If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes), or if Participant relocates to a different country after the Option is granted, the notifications contained in this Appendix may not be applicable to Participant in the same manner.

ARGENTINA
Terms and Conditions
Method of Payment. The following provision replaces Section 5 of the Option Terms (Method of Payment) and supplements Section 6 (Taxes):
Notwithstanding any provision of the Plan to the contrary, payment of the aggregate Exercise Price and any Tax-Related Items withholding may only be made pursuant to a formal cashless exercise program adopted by the Company in connection with the Plan. The Company reserves the right to provide Participant with additional methods of payment in the future depending on the development of local law.
Notifications
Securities Law Notice. Neither the Option nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Following the sale of Shares and/or the receipt of dividends, Participant may be subject to certain restrictions in bringing such funds back into Argentina. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer such proceeds into Argentina (e.g., evidence of the sale, proof of the source of the funds used to purchase such Shares, etc.) and, under certain circumstances, may require that 30% of the amount transferred into Argentina be placed in a non-interest bearing dollar deposit account for a holding period of 365 days.
Participant is solely responsible for complying with applicable Argentine exchange control rules that may apply in connection with Participant’s participation in the Plan and/or the transfer of cash proceeds into Argentina. Prior to transferring cash proceeds into Argentina, Participant should consult with his or her local bank and/or exchange control advisor to confirm what will be required by the bank because interpretations of the applicable Central Bank regulations vary by bank and exchange control rules and regulations are subject to change without notice.
Tax Reporting Obligation. Shares acquired under the Plan and held by the Participant on December 31st of each year must be reported on the Participant’s annual tax return for that year.
AUSTRALIA
Terms and Conditions
Exercise of Option. The following provision supplements Section 2 (Vesting Schedule) and Section 4(a) (Right to Exercise) of the Option Terms:
Notwithstanding any provision of the Plan or the Award Agreement, the Option shall not vest nor be exercisable until the earlier of the date on which (i) the shares of Common Stock underlying the Option are publicly traded, quoted or listed on a recognized exchange or normal securities market and are no longer subject to a market stand-off or lock-up period, (ii) the Option vests (in full or part) and is exercisable by reason of a Change in Control as determined by the Administrator (the "Liquidity Date"). Participant must maintain his or her status as a Service Provider through each date on the Vesting Schedule in the Notice of Grant and through the Liquidity Date in order to vest in any portion of the Option.  Should the Liquidity Date occur after any of the vesting dates set forth in the Vesting Schedule set forth in the Notice of Grant, Participant will receive a credit for any vesting that would have occurred under the Vesting Schedule once the Liquidity Date occurs and will continue to vest in accordance with the Vesting Schedule thereafter to the extent that Participant’s status as a Service Provider has not terminated.
Furthermore, notwithstanding the vesting of any portion of the Option on the Liquidity Date or any vesting date thereafter, Participant will not be permitted to exercise any vested portion of the Option on any given vesting date unless and until the

Fair Market Value of the Shares underlying the Option exceeds the Exercise Price for the Option (i) as of such vesting date, and (ii) for the 10 consecutive trading days immediately preceding such vesting date.  In the event that any portion of the vested Option is not exercisable on the vesting date as a result of the immediately preceding sentence, then the Option will not be exercisable until such date that is the first trading day following the first period of 10 consecutive trading days on which the Fair Market Value per share underlying the Option has exceeded the per-share Exercise Price for the Option.  For the sake of clarity, this paragraph will not apply if the vesting of any portion of the Option on a Liquidity Date is as a result of a Change in Control.
Finally, notwithstanding the Term/Expiration Date set forth in the Notice of Grant, the Option shall automatically expire in the event that the Option has not vested and become exercisable pursuant to the preceding paragraphs within six years and 11 months following the Date of Grant.
Notifications
Securities Law Notice. If Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should consult with his or her personal legal advisor before making any such offer in Australia.
BRAZIL
Terms and Conditions
Compliance with Law. Participant agrees to comply with applicable Brazilian laws and is responsible for paying any and all applicable Tax-Related Items associated with the Participant’s participation in the Plan.
Notifications
Exchange Control Information. In order to remit funds out of Brazil for purposes of exercising the Option, Participant should remit such funds to the U.S. through a Brazilian commercial bank. The Brazilian commercial bank handling the transaction may request information about the nature of the remittance and may require Participant to provide supporting documentation to the bank in support of the request.
The foregoing requirements will not apply to Participant if Participant exercises the Option using a cashless method of exercise.
Foreign Asset Reporting. A Brazilian resident is required to submit annually a declaration of assets and rights (including Shares acquired under the Plan) held outside of Brazil if the aggregate value of such assets exceeds a threshold amount that is established annually by the Central Bank. Participant is advised to consult with his or her personal legal advisor to determine whether he or she will be subject to this reporting requirement.
CANADA
Terms and Conditions
Vesting Schedule and Termination Period. The following provision replaces Section 2(b) of the Option Terms:
For purposes of the Option, Participant’s status as a Service Provider will be considered terminated for purposes of vesting and post-termination exercise period (if any) shall begin as of the last day on which the Participant is actively employed by the Employer, and shall not include or be extended by any period following such day during which Participant is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law.
Notifications

Securities Law Notice. The sale or other disposal of Shares acquired through the Plan should take place through the Designated Broker outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
Foreign Assets Reporting. Foreign property must be reported on form T1135 (Foreign Income Verification Statement) if the total fair market value of such foreign property exceeds C$100,000 at any time during the year. Foreign property includes any Shares acquired upon exercise of the Option and may also include unvested or vested/unexercised portions of the Option. The form T1135 is required for every year during which Participant’s foreign property exceeds C$100,000 and must be filed at the same time Participant files his or her annual tax return. Participant should speak with his or her personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHINA
Terms and Conditions
The following terms and conditions will be applicable to Participant to the extent that the Company, in its discretion, determines that Participant’s participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).
Exercise of Option. The following provision supplements Section 4(a) of the Option Terms (Right to Exercise):
Notwithstanding anything to the contrary in the Award Agreement, the Option may not be exercised until such time as all necessary approvals from SAFE have been received under applicable exchange control rules with respect to options granted under the Plan, as determined by the Company in its sole discretion.
Method of Payment. The following provision replaces Section 5 of the Option Terms (Method of Payment):
Notwithstanding any provision of the Plan to the contrary, payment of the aggregate Exercise Price may only be made pursuant to a formal cashless exercise program adopted by the Company in connection with the Plan. In this regard, Participant will be required to pay the aggregate Exercise Price through the Designated Broker using a cashless “sell-all” method of exercise, pursuant to which all Shares subject to the exercised portion of the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations including, but not limited to, the restrictions set forth in this Appendix for China below under “Exchange Control Restrictions.” The Company reserves the right to provide Participant with additional methods of payment in the future depending on the development of local law.
Exchange Control Restrictions. By accepting the Option, Participant understands and agrees that that he or she will be required to immediately repatriate to the PRC all proceeds due to Participant under the Plan, including any Share sale proceeds from the cashless exercise of the Option. Participant understands that such repatriation will need to be effected through a special exchange control account established by the Company or a Subsidiary of the Company in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Participant.
Participant understands that the proceeds may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither the Company nor any Parent or Subsidiary of the Company is under an obligation to secure any particular currency conversion rate and that the Company (or a Subsidiary of the Company) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.

FRANCE
Term and Conditions
Language Consent. By accepting the Option, Participant confirms having read and understood the documents relating to this grant (the Plan, the Award Agreement and the Appendix) which were provided in English language. Participant accepts the terms of these documents accordingly.
En acceptant l’attribution, Participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, de cette convention et cette Annexe) qui ont été communiqués en langue anglaise. Participant accepte les termes en connaissance de cause.
Notifications
Exchange Control Information. If Participant maintains a foreign bank account, Participant is required to report such account to the French tax authorities on his or her annual tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
HONG KONG
Terms and Conditions
Sale of Shares. Participant agrees that, in the event that any portion of the Option becomes vested and is exercisable prior to the six-month anniversary of the Date of Grant, Participant will not sell any Shares acquired upon exercise of the Option prior to the six-month anniversary of the Date of Grant.
Notifications
Securities Law Notice. WARNING: The Option and any Shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to eligible Service Providers of the Company or a Parent or Subsidiary of the Company. The Award Agreement, including the Appendix, the Plan and any other incidental communication materials distributed to Participant in connection with the Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each eligible Service Provider of the Company or a Parent or Subsidiary of the Company and may not be distributed to any other person. If Participant has any questions regarding the contents of the Award Agreement, including this Appendix, the Plan or any other incidental communication materials distributed to Participant in connection with the Option, Participant should obtain independent professional advice.

INDIA
Terms and Conditions
Method of Payment. The following provision replaces Section 5 of the Option Terms (Method of Payment) and supplements Section 6 (Taxes):
Notwithstanding any provision of the Plan to the contrary, payment of the aggregate Exercise Price and any Tax-Related Items withholding may only be made pursuant to a formal cashless exercise program adopted by the Company in connection with the Plan. In this regard, Participant will be required to pay the aggregate Exercise Price and any Tax-Related Items withholding through the Designated Broker using a cashless “sell-all” method of exercise, pursuant to which all Shares subject to the exercised portion of the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant. The Company reserves the right to provide Participant with additional methods of payment in the future depending on the development of local law.
Notifications
Exchange Control Information. Proceeds from the sale of Shares and any dividends received in relation to the Shares must be repatriated to India within ninety (90) days after receipt. Participant should maintain any foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Assets Reporting.  Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be declared by Indian taxpayers in their annual tax return.  Participant is responsible for complying with this reporting obligation to the extent applicable and should confer with Participant’s personal legal advisor in this regard.
ISRAEL
Terms and Conditions
Nature of Award. By accepting the Option, Participant understands and agrees that the Option is offered subject to and in accordance with the Sub-Plan for Israeli Taxpayers to the Plan (the “Israeli Subplan”) and is intended to be a 102 Capital Gains Track Grant (as defined in the Israeli Subplan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Option and Participant acknowledges that he or she will not be entitled to damages of any nature whatsoever if the Option becomes disqualified and no longer qualifies as a 102 Capital Gains Track Grant. In the event of any inconsistencies between the Israeli Subplan, the Award Agreement and/or the Plan, the terms of the Israeli Subplan will govern.
Further, to the extent requested by the Company or the Employer, Participant agrees to execute any letter or other agreement in connection with the grant of the Option or any future option granted under the Israeli Subplan. If Participant fails to comply with such request, the Option may not qualify as a 102 Capital Gains Track Grant.
Method of Exercising. Notwithstanding any provision of the Award Agreement or the Plan to the contrary, Participant may not exercise the Option using a cashless “sell-to-cover” method of exercise, whereby Participant directs the Designated Broker to sell some (but not all) of the Shares subject to the exercised portion of the Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items, unless expressly authorized by the Company to do so. The Company reserves the right to provide Participant with this method of payment in the future.
Trust Arrangement. Participant acknowledges and agrees that the Option and any Shares issued upon exercise of the Option (and not immediately sold) will be subject to a supervisory trust arrangement with the Company’s designated trustee in Israel, ESOP Management and Trust Company Ltd. (the “Trustee”) in accordance with the terms of the trust agreement between the Company and the Trustee. Participant further agrees that such Shares will be subject to the Required Holding Period (as defined in the Israeli Subplan), which shall be 24 months from the Date of Grant. The Company may, in its sole discretion, replace the Trustee from time to time and instruct the transfer of all options and Shares held and/or administered by such Trustee at such time to its successor and the provisions of this Award Agreement shall apply to the new Trustee mutatis mutandis.
Restriction on Sale. Participant acknowledges that any Shares underlying the Option may not be sold prior to the expiration of the Required Holding Period in order to qualify for tax treatment under the 102 Capital Gains Track. Accordingly, Participant agrees not to dispose of (or request the Trustee to dispose of) any such Shares prior to the expiration of the Required Holding Period. For purposes of this Appendix for Israel, “dispose” shall mean any sale (including by means of a cashless exercise), transfer or other disposal of the Shares by Participant (including by means of an instruction by Participant to the Designated Broker) or the Trustee, including a release of such Shares from the Trustee to Participant.
Tax-Related Items. The following provision supplements Section 6 of the Option Terms (Taxes):
The fair market value of the Options on the date of grant (as computed in accordance with the provisions relating to the 102 Capital Gains Track) shall be subject to taxation in Israel in accordance with ordinary income tax principles. Moreover, in the event that Participant disposes of any Shares underlying the Option prior to the expiration of the Required Holding Period, Participant acknowledges and agrees that any additional gains from the sale of such Shares will not qualify for tax treatment under the 102 Capital Gains Track and will be subject to taxation in Israel in accordance with ordinary income tax principles. Further, Participant acknowledges and agrees that he or she will be liable for the Employer’s component of payments to the Israeli National Insurance Institute (to the extent such payments by the Employer are required).
Participant further agrees that the Trustee may act on behalf of the Company or the Employer, as applicable, to satisfy any obligation to withhold Tax-Related Items applicable to Participant in connection with the Option granted under the Israeli Subplan.
ITALY
Terms and Conditions
Method of Payment. The following provision replaces Section 5 of the Option Terms (Method of Payment) and supplements Section 6 (Taxes):
Notwithstanding any provision of the Plan to the contrary, payment of the aggregate Exercise Price and any Tax-Related Items withholding may only be made pursuant to a formal cashless exercise program adopted by the Company in connection with the Plan. In this regard, Participant will be required to pay the aggregate Exercise Price and any Tax-Related Items withholding through the Designated Broker using a cashless “sell-all” method of exercise, pursuant to which all Shares subject to the exercised portion of the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant. The Company reserves the right to provide Participant with additional methods of payment in the future depending on the development of local law.
Data Privacy. The following provision replaces Section 11 of the Option Terms (Data Privacy):
Participant understands that the Company and any Parent or Subsidiary of the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Parent or Subsidiary, details of all options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Data”), and that the Company and the Employer will process said data for the exclusive purpose of managing and administering Participant’s participation the Plan and complying with applicable laws, regulations and EU Community legislation.

Participant understands that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Participant’s denial to provide Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant understands that Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”).
The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Participant further understands that the Company or any Parent or Subsidiary of the Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company or any Parent or Subsidiary of the Company may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to the Designated Broker or other third party with whom Participant may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the U.S. or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Participant has the right at any moment to, including, but not limited to, obtain confirmation that Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Data processing. To exercise privacy rights, Participant should contact the Employer. Furthermore, Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.
Plan Document Acknowledgement. Participant acknowledges that Participant has read and specifically and expressly approves the Notice of Grant and the following sections of the Option Terms: Section 1 (Grant); Section 2 (Vesting Schedule); Section 4 (Exercise of Option); Section 5 (Method of Payment); Section 6 (Taxes); Section 8 (No Guarantee of Continued Service); Section 9 (Nature of Grant); Section 17 (Electronic Delivery and Acceptance); Section 19 (Modifications to the Award Agreement); Section 21 (Governing Law and Venue); Section 22 (Language); Section 24 (Appendix); and the Data Privacy provision above in this Appendix for Italy.

Notifications
Exchange Control Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
JAPAN
Notifications
Exchange Control Information. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.
In addition, if Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares when Participant exercises the Option, Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.
Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, Participant must file both a Payment Report and a Securities Acquisition Report if the total amount that Participant pays in a single transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000.
Foreign Assets Reporting. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. Participant is responsible for complying with this reporting obligation if applicable to Participant and should consult his or her personal tax advisor in this regard.
KOREA
Notifications
Exchange Control Information. If Participant remits funds out of Korea to purchase Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. Participant likely will need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) the Notice of Grant and the Award Agreement; (ii) the Plan; and (iii) Participant’s certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea.
In addition, if Participant realizes US$500,000 or more from the sale of Shares in a single transaction, Korean exchange laws require Participant to repatriate the proceeds to Korea within eighteen (18) months of the sale.
Foreign Assets Reporting.  Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  Participant should consult with his or her personal tax advisor to determine how to value his or her foreign accounts for purposes of this reporting requirement and whether he is she is required to file a report with respect to such accounts.

MALAYSIA
Notifications
Director Notification Obligation. If Participant is director of a Subsidiary or affiliate in Malaysia, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify such Malaysian Subsidiary in writing when Participant receives or disposes of an interest (e.g., the Option or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
The following provisions supplement the Section 8 (No Guarantee of Continued Service) and Section 9 (Nature of Grant) of the Option Terms:
Modification. By accepting the Option, Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s status as a Service Provider.
Policy Statement. The Option grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with offices at 3 West Plumeria Drive, San Jose, CA 95134, U.S.A., is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the Option does not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly-commercial basis. Based on the foregoing, Participant expressly acknowledges that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and the Company and do not form part of any service contract between Participant and the Company or any Parent or Subsidiary of the Company. Further, Participant agrees that any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment or service contract, if applicable.
Plan Document Acknowledgment. By accepting the Option, Participant acknowledges that the he or she has received copies of the Plan, has reviewed the Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Award Agreement.
In addition, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions contained in Section 8 (No Guarantee of Continued Service) and Section 9 (Nature of Grant) of the Option Terms, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly-discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company, the Employer and any Parent or Subsidiary of the Company are not responsible for any decrease in the value of the Shares acquired upon exercise of the Option.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company (or any Parent or Subsidiary of the Company) for any compensation or damages as a result of Participant’s participation in the Plan and therefore grants a full and broad release to the Company and any Parent or Subsidiary of the Company with respect to any claim that may arise under the Plan.
Spanish Translation
Las siguientes consideraciones complementan las secciones “Inexistencia de Derechos Laborales” y “Naturaleza del Otorgamiento” del Acuerdo de Otorgamiento de Acciones:

Modificación: Al aceptar la Opción, el Participante acepta y reconoce que cualquier modificación del Plan o del Acuerdo de Otorgamiento de Acciones o su terminación, no constituirá un cambio o disminución de los términos y condiciones del estatus del Participante como Proveedor o Prestador de Servicios.
Declaración de Política: El otorgamiento de la Opción que la Compañía realiza bajo este Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin responsabilidad alguna.
La Compañía, con oficinas en 3 West Plumeria Drive, San José, California, 95134, E.E.U.U., es la única responsable de la administración del Plan y de la participación en el mismo, y el otorgamiento de la Opción no establece de forma alguna, una relación de trabajo entre el Participante y la Compañía, toda vez que su participación en el Plan es completamente comercial. De acuerdo a lo anterior, el Participante expresamente reconoce que el Plan y los beneficios derivados de su participación en el mismo no constituyen ni generan derecho alguno entre el Participante y la Compañía, ni tampoco formarán parte de ningún contrato de servicios entre el Participante y la Compañía o cualquier matriz o Subsidiaria. Asimismo, usted acuerda que cualquier modificación al Plan o a su terminación no generarán un cambio o impedimento en los términos y condiciones derivados de su contrato de servicios.
Reconocimiento del Documento del Plan. Al aceptar la Opción, el Participante reconoce que ha recibido copias del Plan, que ha revisado las mismas al igual que la totalidad del Acuerdo de Otorgamiento de Acciones y que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo de Otorgamiento de Acciones.
Adicionalmente, el Participante reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección 8 (No garantía de Continuación de Servicios) y la sección 9 (Naturaleza del Otorgamiento) del Acuerdo de Otorgamiento de Acciones, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, cualquier matriz y/o cualquier Subsidiaria no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través del ejercicio de la Opción.
Finalmente, el Participante declara que no se reserva acción o derecho alguno para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia otorga el más amplio finiquito en favor del Empleador, la Compañía, cualquier matriz y/o Subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud de los Plan.
NETHERLANDS
Notifications

SAUDI ARABIA
Notifications
Securities Law Notice. The Company currently does not allow grants to or exercises of Options by Participants who are present in Saudi Arabia.  The Company reserves the right to allow grants and exercises in the future should circumstances change.

SINGAPORE
Notifications
Securities Law Notice. The grant of the Option is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Option is subject to section 257 of the SFA and that Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer or subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation. If Participant is a director, associate director, or shadow director of a Singapore Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when Participant receives an interest (e.g., the Option, Shares) in the Company or any related company. In addition, Participant must notify the Singapore Subsidiary when Participant sells Shares of the Company or any related company (including when Participant sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Participant’s interests in the Company or any related company within two business days of becoming a director.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 9 of the Option Terms (Nature of Grant):
By accepting the Option, Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant options under the Plan to individuals who may be Service Providers of the Company or its Parent or Subsidiaries throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Parent or Subsidiary of the Company other than as expressly set forth in the Award Agreement. Consequently, Participant understands that the Option is granted on the assumption and condition that the Option and any Shares issued upon exercise of the Option are not a part of any employment or service contract (either with the Company or any Parent or Subsidiary of the Company) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.
Further, Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Award Agreement, the Option will be cancelled without entitlement to any Shares underlying the Option if Participant’s status as a Service Provider is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when Participant’s status as a Service Provider has terminated for purposes of the Option.
In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Option shall be null and void.

Notifications
Securities Law Notice. The Option described in the Award Agreement does not qualify under Spanish regulations as a security.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Option. The Award Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Foreign Property Reporting. To the extent that Participant holds rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, Participant is required to report information on such rights and assets on his or her tax return for such year. Shares acquired under the Plan constitute securities for purposes of this requirement, but the Option (whether vested or unvested) is not considered an asset or right for purposes of this requirement.
If applicable, Participant must report the assets or rights on Form 720 by no later than March 31 following the end of the relevant year. After such assets or rights are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets or rights increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties to Participant. Accordingly, Participant should consult with his or her personal tax and legal advisors to ensure that Participant is properly complying with his or her reporting obligations.
Foreign Asset and Account Reporting. Spanish residents are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
Share Reporting Requirement. In the event that Participant acquires Shares under the Plan, Participant must declare such acquisition to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Participant must also declare ownership of any Shares o by filing a Form D-6 with the Directorate of Foreign Transactions each January while such Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
SWEDEN
There are no country specific provisions.
TAIWAN
Notifications
Exchange Control Information. Participant may acquire and remit foreign currency (including funds to purchase or proceeds from the sale of Shares) into and out of Taiwan up to US$5 million per year without submission of supporting documentation. If the transaction amount is TWD$500,000 or more in a single transaction, Participant is required to submit a foreign exchange transaction form and if the transaction amount is US$500,000 or more in a single transaction, Participant may be required to provide supporting documentation to the satisfaction of the remitting bank. Participant should consult his or her personal legal advisor prior to exercising the Option and purchasing Shares and subsequently selling any Shares acquired under the Plan. Participant is personally responsible for complying with exchange control restrictions in Taiwan.

THAILAND
Notifications
Exchange Control Information. If Participant remits funds out of Thailand in order to exercise the Option, Participant must remit such funds through a commercial bank in Thailand.
Further, if Participant realizes US$50,000 or more in a single transaction from the sale of Shares or the payment of dividends, Participant is required to repatriate the cash proceeds to Thailand immediately following the receipt of such proceeds and to then either convert such repatriated proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation.  Further, for repatriated amounts of US$50,000 or more, Participant must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.  Participant is personally responsible for complying with exchange control restrictions in Thailand.
UNITED ARAB EMIRATES
There are no country-specific provisions.
UNITED KINGDOM
Terms and Conditions
Joint Election for Transfer of Liability for Employer National Insurance Contributions. The following provision supplements Section 6 of the Option Terms (Taxes):
As a condition of participation in the Plan and the exercise of the Option, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions (“NICs”) that may be payable by the Company or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or the Award Agreement.
Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by Her Majesty’s Revenue and Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs liability to Participant. Participant further agrees to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not complete the Joint Election prior to exercise of the Option, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the Option shall become null and void and may not be exercised, without any liability to the Company, the Employer or any Parent or Subsidiary of the Company.
Tax Withholding. The following provision supplements Section 6 of the Option Terms (Taxes):
Participant agrees that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right that Participant may have to recover any overpayment from HMRC.
If payment or withholding of Participant’s income tax liability is not made within 90 days after the end of the U.K. tax year (April 6 - April 5) in which the event giving rise to such income tax liability occurs or such other period specified in Section 222(1)(c) of ITEPA 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of HMRC, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or the Award Agreement.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of and subject to Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the income tax due and the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and employee NICs may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which may be recovered from Participant by the Company or the Employer at any time thereafter by any of the means referred to in the Plan or the Award Agreement.

EXHIBIT C
A10 NETWORKS, INC.
2014 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

A10 Networks, Inc.
3 W. Plumeria Dr.
San Jose, CA 95134
Attention: Stock Administration

1.    Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Participant”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of A10 Networks, Inc. (the “Company”) under and pursuant to the 2014 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, including the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant (the “Option Terms”) attached as Exhibit A and the Appendix to the Stock Option Agreement attached ass Exhibit B (the “Appendix”) (collectively, the “Award Agreement”), dated ________. The purchase price for the Shares will be $_____________, as required by the Notice of Grant.
2.    Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares and any Tax-Related Items (or evidence of arrangements to satisfy any Tax-Related Items, as defined in Section 6 of the Option Terms) to be paid in connection with the exercise of the Option.
3.    Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.
4.    Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.
5.    Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.
6.    Entire Agreement; Governing Law and Venue. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under the Option or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the U.S. federal courts for the Northern District of California, and no other courts, where the Option is made and/or to be performed.

Submitted by:	Accepted by:
PARTICIPANT:	A10 NETWORKS, INC.
Signature	By

Print Name	Print Name

Address:	Title

Date Received